ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

DOCUMENT NUMBER: P94000027095

Pursuant to section 607.1003 of the Florida Business Corporation Act (the FBCA”) InterSearch Group, Inc., a Florida corporation (the “Corporation”) hereby certifies that:

FIRST: The name of the Corporation is InterSearch Group, Inc.

SECOND: The Amended and Restated Articles of Incorporation are amended as follows:

I.	Article I is hereby amended and restated to read in its entirety as follows:

I.

Name

The name of the Corporation is Banks.com, Inc.

THIRD: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted and approved by the Board of Directors and by the Shareholders of the Corporation, in accordance with section 607.1003 of the FBCA, on the date hereof. The number of votes cast for the amendments were sufficient for approval.

The foregoing Articles of Amendment to the Corporations Amended and Restated Articles of Incorporation will become effective upon the filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation with the Florida Department of State.

The undersigned officer of the Corporation has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation this 26th day of November, 2007.

INTERSEARCH GROUP, INC.

By:	/s/ Daniel M. O’Donnell
Name:	Daniel M. O’Donnell
Title:	President and Chief Executive Officer

Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

Pursuant to Sections 607.1007 and 607.1003 of the Florida Business Corporation Act (the “FBCA”), InterSearch Group, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: That this Corporation is named InterSearch Group, Inc. and was originally incorporated in the State of Florida on April 7, 1994, and that these Amended and Restated Articles of Incorporation shall amend, restate and supercede in their entirety any and all prior Articles of Incorporation, as amended, including, without limitation, any Articles of Amendment or Certificates of Designation thereto, filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

SECOND: These Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation in the manner and by the vote required by the FBCA. These Amended and Restated Articles of Incorporation contain amendments that require shareholder approval. These Amended and Restated Articles of Incorporation were approved by the shareholders pursuant to a written consent in lieu of a meeting dated December 9, 2004, and the votes cast for the amendment by the shareholders was sufficient for approval.

I.

Name

The name of the corporation is InterSearch Group, Inc.

II.

Principal and Registered Office

The address of the principal office of the Corporation is 4307 Bay Club Circle, Tampa, Florida 33607. The street address of the current registered office of the Corporation is 4307 Bay Club Circle, Tampa, Florida 33607, and the name of the registered agent of the Corporation in the State of Florida at such address is Frank J. McPartland.

III.

Capital Stock

A. The Corporation shall have authority to issue (1,200,000,000) shares of capital stock, consisting of 1,000,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 200,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which 137,442,776 shall be designated as “Series A Preferred Stock” (the “Series A Preferred”).

B. The Preferred Stock may be issued from time to time in one or more series. Pursuant to Section 607.0602 of the FCBA, the Board of Directors is authorized, without the approval of the shareholders of the Corporation, to (a) provide for the classification and reclassification of any unissued shares of Preferred Stock and determine the preferences, limitations, and relative rights thereof and (b) issue Preferred Stock in one or more classes or series, all within the limitations set forth in Section 607.0601 of the FCBA.

C. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1.	Dividends.

a.	Series A Preferred. The holder of each share of Series A Preferred shall be entitled to receive dividends at the rate of $0.00029103 per month on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be cumulative, and shall be payable (i) when, as, and if declared by the Board of Directors or (ii) upon a Liquidation Event (as defined below). Such dividends shall be payable in cash. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Series A Preferred into a greater number of shares, the amount in effect immediately before the subdivision will be proportionately reduced, and conversely, if the outstanding shares of Series A Preferred are combined into a smaller number of shares, the amount in effect immediately before the combination will be proportionately increased

b.	Preference. No dividends shall be paid or declared on any Common Stock of the Corporation during any fiscal year of the Corporation until all dividends on the Series A Preferred shall have been first paid or declared and set apart.

2.	Liquidation Preference.

a.	Ranking. The Series A Preferred shall rank senior to the Common Stock.

b.

Preferential Amounts to Series A Preferred. In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), either voluntarily or involuntarily, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any payment or distribution to the holders of the Common Stock, or any other shares of capital stock ranking junior as to liquidation, dissolution, or winding up to the Series A Preferred, an amount equal to $0.0161 (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Series A Preferred then so held, and the amount of any unpaid accrued dividend with respect to the Series A Preferred. If upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to permit the full payment of the liquidation preference to the holders of the Series A Preferred, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in proportion to the amount of Series A Preferred owned by each such holder.

c.	Distribution of Remaining Assets. Upon a Liquidation Event and the completion of the distributions required by Sections 2(b), the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred and Common Stock based on the number of shares of Common Stock owned by each such holder (assuming conversion of all Series A Preferred).

d.	Deemed Liquidation. For purposes of this Section 2, a “Liquidation Event” includes (i) a sale of assets of the Corporation that are material to the ongoing operations of the Corporation or (ii) a merger, acquisition, or similar transaction, any of which results in the Corporation’s shareholders immediately prior to such transaction holding less than fifty (50%) of the voting power of the surviving, continuing or purchasing entity.

e.	Non-cash Distribution. If any of the assets of the Corporation are to be distributed to shareholders other than in cash under this Section 2 or for any purpose, the value of the assets to be distributed will be deemed its fair market value. Any securities to be distributed to the shareholders shall be valued as follows:

i.	If traded on a securities exchange or on the Nasdaq national market list, the value shall be deemed to be the average of the closing prices of the securities on such exchange or the Nasdaq national market list over the thirty (30) day period ending three (3) business days prior to the closing of the transaction;

ii.	If actively traded over-the-counter (but not on the Nasdaq national market list), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of the transaction; and

iii.	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the Series A Preferred; and in the absence of an agreement as to same, said valuation issue shall be submitted to arbitration for resolution, and the costs of such arbitration shall be born by the Corporation.

3.	Voting Rights.

a.	Number of Votes. Except as otherwise required by law and the provisions of this Section 3, the holders of Series A Preferred and the holders of the Common Stock shall be entitled to notice of any shareholders’ meeting and to vote together as a single class of capital stock upon any matter submitted to the shareholders for a vote, on the following basis:

i.	Holders of Common Stock shall have one vote per share; and

ii.	Holders of Series A Preferred shall have one vote per share.

b.	Quorums. Except as otherwise required by law, the presence in person, by teleconference or by proxy of the holders of shares constituting fifty-one percent (51%) of the votes entitled to vote thereat, calculated in accordance with Section 3(a) hereof, shall constitute a quorum for the purpose of transaction of business at all meetings of shareholders.

4.	Conversion. The holders of the Series A Preferred have conversion rights as follows:

a.	Optional Conversion; Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into five (5) shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

b.	Automatic Conversion. Each share of Series A Preferred shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred are convertible pursuant to this Section 4, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, upon the earlier of (i) the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) the election of the holders of at least a majority of the then outstanding shares of Series A Preferred, voting together as a single class, to convert such shares into Common Stock.

c.

Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. The Corporation shall round up fractional shares to which the holder would otherwise be entitled to the nearest whole number. Before any holder of Series A Preferred shall be entitled to convert such shares into shares of Common Stock and receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall issue and deliver at such office to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

d.	Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred.

5.	No Pre-emptive Rights. No shareholder of the Corporation shall have any preferential or pre-emptive rights to subscribe for or purchase from the Corporation any new or additional shares of capital stock, or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

6.	Savings Clause. The Corporation and the holders of the Series A Preferred intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that may be charged and collected on amounts due with respect to the Series A Preferred. Accordingly, the maximum aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable with respect to the Series A Preferred shall not the maximum amount allowable amount under applicable law. The Corporation shall not be liable for any amounts in excess of the maximum lawful amounts, and any excess interest charged or collected by the holders of the Series A Preferred will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or if paid, will either be refunded to the Corporation or credited against future amounts owed by the Corporation to the holders of the Series A Preferred at the discretion of the Corporation

IV.

Indemnification.

The Corporation shall, to the fullest extent permitted or required by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than to such amendment), indemnify all of the Corporation’s officers and directors, all of the officers and directors of all of the Corporation’s domestic subsidiaries, and all persons rendering services to the Corporation’s foreign subsidiaries in capacities as officers and directors or in equivalent, identical, or similar capacities (hereinafter collectively the “Officers” and “Directors” of the Corporation), against any and all liabilities and advance any and all reasonable expenses incurred thereby in any proceeding to which any such Director or Officer is a party or in which such Director or Officer is deposed or called to testify as a witness because he or she is or was a Director or Officer of the Corporation or any of the Corporation’s domestic or foreign subsidiaries. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a Director or Officer may be entitled under any written agreement, Board of Director’s resolution, vote of shareholders, the FBCA, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against liabilities and advancement of expenses by the purchase of insurance on behalf of any one or more of its Directors or Officers, whether or not the Company would be obligated to indemnify or advance expenses to such Director or Officer under this Article. For purposes of this Article, the term “Directors” includes former directors of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and any director who is or was serving at the request of the Corporation or any of the Corporation’s domestic or foreign subsidiaries as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provisions of goods or services to the enterprise, including without limitation, attorneys at law, accountants, and financial consultants). The term “Officers” includes all of those individuals who are or were at any time officers of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and not merely those individuals who are or were at any time “executive officers” of the Corporation or any of the corporation’s domestic or foreign subsidiaries as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All of the capitalized terms used in this Article V and not otherwise defined herein have the meaning set forth in Section 607.0850 of the FBCA. The provisions of this Article V are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives, and shall not create any rights in favor of third parties. No amendment to or repeal of this Article V shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

*        *        *        *        *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation as of December 9, 2004.

/s/ Frank J. McPartland
Frank J. McPartland
Chief Executive Officer and President

ARTICLES OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES, AND

LIMITATIONS OF SERIES B PREFERRED STOCK

Pursuant to Sections 607.0602, 607.1002, and 607.1006 of the Florida Business Corporation Act (the “FBCA”), InterSearch Group, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: Pursuant to the authority of the Board of Directors of the Corporation pursuant to its Amended and Restated Articles of Incorporation and Section 607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted as of February 9, 2005, has: (i) designated a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation, to be designated “Series B Preferred Stock,” consisting of 100,000 shares of the authorized but unissued Preferred Stock (the “Series B Preferred”), (ii) authorized the issuance of a maximum of 100,000 shares of Series B Preferred, and (iii) set the rights, preferences, limitations, and other terms and conditions of the Series B Preferred. Approval of the shareholders of the Corporation was not required.

SECOND: The Series B Preferred shall have the following designation, number of shares, rights, preferences, privileges, restrictions, limitations, and other terms and conditions:

1.	Designation and Amount. A total of 100,000 shares of Preferred Stock, $0.001 par value per share, shall be designated “Series B Preferred Stock.” The Series B Preferred shall rank pari passu with the Corporation’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”), and as determined by the Board of Directors of the Corporation with respect to all other series of Preferred Stock that may hereinafter be designated by the Corporation.

2.	Dividends.

a.	Series B Preferred. The holder of each share of Series B Preferred shall be entitled to receive dividends at the rate of $0.25 per month on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be cumulative, and shall be payable (i) when, as, and if declared by the Board of Directors or (ii) upon a Liquidation Event (as defined below). Such dividends shall be payable in cash. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Series B Preferred into a greater number of shares, the amount in effect immediately before the subdivision will be proportionately reduced, and conversely, if the outstanding shares of Series B Preferred are combined into a smaller number of shares, the amount in effect immediately before the combination will be proportionately increased

b.	Preference. No dividends shall be paid or declared on any Common Stock of the Corporation during any fiscal year of the Corporation until all dividends on the Series B Preferred shall have been first paid or declared and set apart.

3.	Liquidation Preference.

a.	Ranking. The Series B Preferred shall rank pari passu to the Series A Preferred, and shall rank senior to the Common Stock.

b.	Preferential Amounts to Series B Preferred. In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), either voluntarily or involuntarily, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any payment or distribution to the holders of the Common Stock, or any other shares of capital stock ranking junior as to liquidation, dissolution, or winding up to the Series B Preferred, an amount equal to $10.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Series B Preferred then so held, and the amount of any unpaid accrued dividend with respect to the Series B Preferred. If upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to permit the full payment of the liquidation preference to the holders of Series B Preferred and Series A Preferred, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred and Series A Preferred in proportion to the amount of Series B Preferred and Series A Preferred owned by each such holder.

c.	Distribution of Remaining Assets. Upon a Liquidation Event and the completion of the distributions required by Sections 2(b), the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred, Series A Preferred and Common Stock based on the number of shares of Common Stock owned by each such holder (assuming conversion of all Series B Preferred and Series A Preferred).

d.	Deemed Liquidation. For purposes of this Section 2, a “Liquidation Event” includes (i) a sale of assets of the Corporation that are material to the ongoing operations of the Corporation or (ii) a merger, acquisition, or similar transaction, any of which results in the Corporation’s shareholders immediately prior to such transaction holding less than fifty (50%) of the voting power of the surviving, continuing or purchasing entity.

e.	Non-cash Distribution. If any of the assets of the Corporation are to be distributed to shareholders other than in cash under this Section 3 or for any purpose, the value of the assets to be distributed will be deemed its fair market value. Any securities to be distributed to the shareholders shall be valued as follows:

i.	If traded on a securities exchange or on the Nasdaq national market list, the value shall be deemed to be the average of the closing prices of the securities on such exchange or the Nasdaq national market list over the thirty (30) day period ending three (3) business days prior to the closing of the transaction;

ii.	If actively traded over-the-counter (but not on the Nasdaq national market list), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of the transaction; and

iii.	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the Series B Preferred; and in the absence of an agreement as to same, said valuation issue shall be submitted to arbitration for resolution, and the costs of such arbitration shall be born by the Corporation.

4.	Voting Rights. Except as otherwise required by law and the provisions of this Section 4, the holders of Series B Preferred shall be entitled to notice of any shareholders’ meeting and to vote together with the holders of the Series A Preferred and the holders of the Common Stock as a single class of capital stock upon any matter submitted to the shareholders for a vote, on the following basis: holders of Series B Preferred shall have one vote per share.

5.	Conversion. The holders of the Series B Preferred have conversion rights as follows:

a.	Optional Conversion; Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into ten (10) shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

b.	Automatic Conversion. Each share of Series B Preferred shall be converted automatically into the number of shares of Common Stock into which such shares of Series B Preferred are convertible pursuant to this Section 5, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, upon the earlier of (i) the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) the election of the holders of at least a majority of the then outstanding shares of Series B Preferred, voting together as a single class, to convert such shares into Common Stock, or (iii) February 9, 2010.

c.	Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. The Corporation shall round up fractional shares to which the holder would otherwise be entitled to the nearest whole number. Before any holder of Series B Preferred shall be entitled to convert such shares into shares of Common Stock and receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall issue and deliver at such office to such holder of Series B Preferred a certificate or certificates for the number of shares of Common Stock to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

d.	Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.

6.	No Pre-emptive Rights. No shareholder of the Corporation shall have any preferential or pre-emptive rights to subscribe for or purchase from the Corporation any new or additional shares of capital stock, or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

7.	Savings Clause. The Corporation and the holders of the Series B Preferred intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that may be charged and collected on amounts due with respect to the Series B Preferred. Accordingly, the maximum aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable with respect to the Series B Preferred shall not exceed the maximum amount allowable amount under applicable law. The Corporation shall not be liable for any amounts in excess of the maximum lawful amounts, and any excess interest charged or collected by the holders of the Series B Preferred will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or if paid, will either be refunded to the Corporation or credited against future amounts owed by the Corporation to the holders of the Series B Preferred at the discretion of the Corporation

THIRD: These Articles of Amendment have been approved by the Board of Directors of the Corporation in the manner and by the vote required by the FBCA.

*        *        *        *        *

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of February 9, 2005.

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell
President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

DOCUMENT NUMBER: P94000027095

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida corporation (the “Corporation”) adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is InterSearch Group, Inc. (Document Number P94000027095).

SECOND: The Amended and Restated Articles of Incorporation of the Corporation are amended as follows:

1. Section A of Article III (Capital Stock) is hereby amended and restated to read in its entirety as follows:

“III

Capital Stock

A. The Corporation shall have the authority to issue five billion two hundred million (5,200,000,000), of which five billion (5,000,000,000) shares shall be Common Stock having a par value of $0.001 per share (the “Common Stock”), and two hundred million (200,000,000) shares of Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”), of which 137,442,776 shall be designated as “Series A Preferred Stock” (The “Series A Preferred”).”

THIRD: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted and approved by the Board of Directors and by the Shareholders of the Corporation, in accordance with section 607.1003 of the Florida Statutes, on the date hereof. The number of votes cast for the amendments were sufficient for approval.

The foregoing amendment to the Corporation’s Amended and Restated Articles of Incorporation will become effective upon the filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation with the Florida Department of State.

The undersigned officer of the Corporation has executed this Amendment to the Amended and Restated Articles of Incorporation this 26 day of September, 2005.

InterSearch Group, Inc.

By:	/s/ Daniel M. O’Donnell
Name:	Daniel M. O’Donnell
Title:	President

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

DOCUMENT NUMBER: P94000027095

Pursuant to the provisions of section 607.10025, Florida Statutes, this Florida corporation (the “Corporation”) adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is InterSearch Group, Inc.

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation has been approved by the Board of Directors in the manner and by the vote required by the Florida Statutes. The Board of Directors adopted resolutions on October 7, 2005 and October 24, 2005, approving a combination of its shares to effect a 1 for 40 reverse stock split of the issued and outstanding shares of common stock and preferred stock of the Corporation as of October 19, 2005, and authorizing an amendment to the Amended and Restated Articles of Incorporation to correspondingly decrease the number of authorized shares of capital stock of the Corporation.

THIRD: This amendment to the Amended and Restated Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

FOURTH: Each forty (40) shares of Common Stock, $0.001 par value per share, of the Corporation issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of Common Stock of the Corporation. There shall be no fractional shares issued, and the number of shares to which a holder of Common Stock is entitled shall be rounded to the nearest whole number (for the avoidance of doubt, 0.50 shares and above shall be rounded up to the next whole number, and 0.49 and below shall be rounded down to the next whole number). The share combination effected by this amendment to the Amended and Restated Articles of Incorporation shall result in the number of authorized shares of Common Stock and Preferred Stock being divided by 40, but shall not result in any change to the par value of any shares of Common Stock or Preferred Stock.

FIFTH: The Amended and Restated Articles of Incorporation of the Corporation are amended as follows:

1. Section A of Article III (Capital Stock) is hereby amended and restated to read in its entirety as follows:

“III

Capital Stock

A. The Corporation shall have the authority to issue an aggregate of one hundred and thirty million (130,000,000) shares, of which one hundred and twenty five million (125,000,000) shares shall be Common Stock having a par value of $0.001 per share (the “Common Stock”), and five million (5,000,000) shares shall be Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”), of which 3,436,069 shall be designated as “Series A Preferred Stock”.

SIXTH: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted and approved by the Board of Directors of the Corporation, in accordance with section 607.10025(2) of the Florida Statutes, on October 24, 2005 and is being filed in order to reflect the aforementioned reverse stock split. The number of votes cast for the amendment were sufficient for approval.

The foregoing amendment to the Corporation’s Amended and Restated Articles of Incorporation will become effective upon the filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation with the Florida Department of State.

The undersigned officer of the Corporation has executed this Amendment to the Amended and Restated Articles of Incorporation this 24th day of October, 2005.

InterSearch Group, Inc.

By:	/s/ Daniel M. O’Donnell
Name:	Daniel M. O’Donnell
Title:	President

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BANKS.COM, INC.

DOCUMENT NUMBER P94000027095

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES, AND

LIMITATIONS OF SERIES C PREFERRED STOCK

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (hereinafter, the “FBCA”), this Florida Profit Corporation, Banks.com, Inc. (the “Corporation”), adopts the following amendments to its Amended and Restated Articles of Incorporation:

FIRST: This Corporation is named Banks.com, Inc. The Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Florida and became effective on April 7, 1994, under the name Economic & Investment Technologies, Inc. Amended and Restated Articles of Incorporation were filed and became effective on December 9, 2004. Articles of Amendment to the Amended and Restated Articles of Incorporation were filed and became effective on February 9, 2005, September 26, 2005, October 24, 2005, and November 26, 2007.

SECOND: Pursuant to the authority of the Board of Directors of the Corporation pursuant to its Amended and Restated Articles of Incorporation, as amended and Section 607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted as of December 23, 2008, has: (i) designated a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation, to be designated “Series C Preferred Stock,” consisting of 3,000,000 shares of the authorized but unissued Preferred Stock (the “Series C Preferred”), (ii) authorized the issuance of a maximum of 3,000,000 shares of Series C Preferred, and (iii) set the rights, preferences, limitations, and other terms and conditions of the Series C Preferred. Approval of the shareholders of the Corporation was not required.

THIRD: Pursuant to the authority of the Board of Directors of the Corporation pursuant to its Amended and Restated Articles of Incorporation, as amended and Section 607.1002(5) of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted as of December 23, 2008, has (i) deleted and revoked the authorization of 3,436,069 shares of Series A Preferred Stock, (ii) re-classified and re-designated 3,000,000 of the shares of Series A Preferred Stock as shares of Series C Preferred Stock with the rights, preferences, limitations and other terms and conditions described below, and (iii) deleted and revoked the authorization of 100,000 shares of Series B Preferred Stock. No shares of Series A Preferred Stock or Series B Preferred Stock are outstanding.

FOURTH: The Amended and Restated Articles of Incorporation of the Corporation are amended as follows:

1. Section A of Article III (Capital Stock) is hereby amended and restated to read in its entirety as follows:

“III.

Capital Stock

A. The Corporation shall have the authority to issue an aggregate of one hundred and thirty million (130,000,000) shares, of which one hundred and twenty five million (125,000,000) shares shall be Common Stock having a par value of $0.001 per share (the “Common Stock”), and five million (5,000,000) shares shall be Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”), of which 3,000,000 shall be designated as “Series C Preferred Stock” (the “Series C Preferred Stock”).”

FIFTH: The Series C Preferred shall have the following designation, number of shares, rights, preferences, privileges, restrictions, limitations, and other terms and conditions:

1. Designation and Amount. A total of 3,000,000 shares of Preferred Stock, $0.001 par value per share, shall be designated “Series C Preferred Stock.”

2. Dividends.

(a) From and after the date that the shares of Series C Preferred Stock are first issued by the Corporation (the “Issue Date”), dividends at the Dividend Rate (as defined below) multiplied by the Base Amount (as defined below) shall accrue on such shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, shall be cumulative, and shall be payable in cash (i) when, as and if declared by the Board of Directors or (ii) upon the closing of a Liquidation Event in accordance with Section 4 hereof. On each anniversary of the Issue Date, any unpaid Accruing Dividends as of such anniversary shall be added to the Base Amount to the extent they have not theretofore been added to the Base Amount. In the event that pursuant to applicable law or contract the Corporation shall be prohibited or restricted from paying in cash the full dividends to which holders of the Series C Preferred Stock shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series C Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series C Preferred Stock shall be payable in cash as soon thereafter as permitted. The amounts to be distributed pursuant to the preceding sentence shall, in each case, be adjusted by rounding down to the nearest whole cent. For purposes of this subsection 2(a), “Dividend Rate” shall mean ten percent (10%) per annum for each share of Series C Preferred Stock and “Base Amount” shall mean the Original Issue Price plus all Accruing Dividends added to such Base Amount pursuant to this subsection 2(a). “Original Issue Price” shall mean $[0.10] per share of Series C Preferred Stock.

(b) Dividends on the Series C Preferred Stock shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Issue Date shall be deemed to be the date of issuance of the Series C Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such shares.

3. Liquidation Preference.

(a) Liquidation Event. In the event of a Liquidation Event (as defined below), subject to the prior preferences and other rights of any Senior Preferred Stock (as defined below), but before any distribution or payment shall be made to the holders of Junior Preferred Stock or Common Stock, the holders of the Series C Preferred Stock shall be entitled to be paid the Original Issue Price plus all unpaid Accruing Dividends thereon per share, and no more, in cash. If such payment shall have been made in full to the holders of the Series C Preferred Stock, and if payment shall have been made in full to the holders of any Senior Preferred Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Preferred Stock, according to their respective shares and priorities and only in the amounts to which such holders are entitled in accordance with these Articles of Incorporation. If such payments shall have been made in full to the holders of Senior Preferred Stock, Series C Preferred Stock and Junior Preferred Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed pro rata among the holders of Series C Preferred Stock and Common Stock, according to their respective shares calculated on an as-converted to Common Stock basis. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series C Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Preferred Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series C Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under this subsection 3(a) is hereinafter referred to as the “Series C Liquidation Amount.” Notwithstanding anything herein to the contrary, while any shares of Series C Preferred Stock are outstanding, the Corporation shall not establish any Senior Preferred Stock without the prior affirmative vote of holders of a majority of the shares of Series C Preferred Stock. “Junior Preferred Stock” shall mean any class or series of preferred stock of the Corporation, including, but not limited to, the Series A Preferred Stock and the Series B Preferred Stock, ranking junior to the Series C Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. “Senior Preferred Stock” shall mean any class or series of preferred stock of the Corporation ranking senior to the Series C Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

(b) (i) For purposes of this Section 3, a “Liquidation Event” shall include (A) a sale of assets of the Corporation that are material to the ongoing operations of the Corporation, (B) the closing of the sale, transfer or other disposition of all or substantially all of this Corporation’s assets in one or more transactions, (C) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s securities if, after such transfer, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity), (D) the licensing of all or substantially all of this Corporation’s intellectual property to a third party other than in the ordinary course of business and (E) a liquidation, dissolution or winding up of this Corporation. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Series C Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii) In any Liquidation Event, if proceeds of such Liquidation Event (the “Proceeds”) received by this Corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series C Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series C Preferred Stock.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the shareholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 3 are not complied with, this Corporation shall either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(b)(iv) hereof.

(iv) This Corporation shall give each holder of record of Series C Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the FBCA such periods may be shortened or waived upon the written consent of the holders of Series C Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of such Series C Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

4. Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Issue Date at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Series C Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each share of Series C Preferred Stock shall be three times the Original Issue Price; provided, however, that the Conversion Price for the Series C Preferred Stock shall be subject to adjustment as set forth in subsection 4(c).

(b) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of

Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

i. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares (without a comparable subdivision of the Series C Preferred Stock), or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares (without a comparable combination of the Series C Preferred Stock), the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series C Preferred Stock been converted immediately prior to such date; provided, however, that with respect to clause (A) above, no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock in a number equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. No adjustment of the Conversion Price for the Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. No adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

ii. Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidence of indebtedness of the Corporation or any subsidiary or (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subsection 4(c)(i) hereof), or (D) of rights or warrants, each holder of a share of Series C Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of Common Stock to which he is entitled, the amount of such shares, indebtedness or assets (or, at the option of the Corporation, the sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

(d) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 3) provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(e) No Impairment. This Corporation will not, without the appropriate vote of the shareholders under the FBCA or Section 6 hereof, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

(f) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series C Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular shareholders, shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series C Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Series C Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series C Preferred Stock.

(g) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Series C Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(h) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Corporation’s Articles of Incorporation.

(i) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series C Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Series C Preferred Stock.

5. Voting Rights. The holder of each share of Series C Preferred Stock shall be entitled to one vote per share, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation and shall vote together with the Common Stock with respect to any question upon which holders of Common Stock have the right to vote, except (i) holders of Series C Preferred Stock as a separate class shall be entitled to elect one (1) member of the Board of Directors of the Corporation ) (but only if Daniel M. O’Donnell is not then serving in the position of director of the Company), (ii) as provided in Section 6 hereof and (iii) as required by the FBCA or any other law.

6. Protective Provisions. So long as shares of Series C Preferred Stock remain outstanding, this Corporation shall not, nor shall it permit any of its subsidiaries to (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a 75% of the then outstanding shares of Series C Preferred Stock:

(a) alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely such shares;

(b) increase or decrease (other than by conversion) the total number of authorized shares of Series C Preferred Stock;

(c) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series C Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series C Preferred Stock designated herein (including any security convertible into or exercisable for such shares of Series C Preferred Stock);

(d) reclassify, or obligate itself to reclassify, any class or series of shares into securities having preference or being on a parity with the Series C Preferred Stock in any respect;

(e) change the authorized number of directors of this Corporation, except to set the number of members of the Board of Directors at five (5);

(f) incur or guarantee any indebtedness that is not outstanding on the date hereof; or

(g) authorize, agree to, commit to or permit any of the foregoing.

7. Status of Converted Stock. In the event any shares of Series C Preferred Stock shall be redeemed or converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation. The Articles of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

SIXTH: The amendments were adopted by the Board of Directors as of December 23, 2008 without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of December 31, 2008.

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell
President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BANKS.COM, INC.

DOCUMENT NUMBER P94000027095

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (hereinafter, the “FBCA”), this Florida Profit Corporation, Banks.com, Inc. (the “Corporation”), adopts the following amendments to its Amended and Restated Articles of Incorporation:

FIRST: This Corporation is named Banks.com, Inc. The Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Florida and became effective on April 7, 1994, under the name Economic & Investment Technologies, Inc. Amended and Restated Articles of Incorporation were filed and became effective on December 9, 2004. Articles of Amendment to the Amended and Restated Articles of Incorporation were filed and became effective on February 9, 2005, September 26, 2005, October 24, 2005, November 26, 2007, and January 6, 2009.

SECOND: Pursuant to the authority of the Board of Directors of the Corporation pursuant to its Amended and Restated Articles of Incorporation, as amended, and Section 607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted as of December 23, 2008: (i) designated a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation, to be designated “Series C Preferred Stock,” consisting of 3,000,000 shares of the authorized but unissued Preferred Stock (the “Series C Preferred”), (ii) authorized the issuance of a maximum of 3,000,000 shares of Series C Preferred, and (iii) set the rights, preferences, limitations, and other terms and conditions of the Series C Preferred.

THIRD: Paragraph 5, with respect to Voting Rights of the Series C Preferred, is hereby amended and restated in its entirety to read as follows:

“5. Voting Rights. The holder of each share of Series C Preferred Stock shall be entitled to one vote per share, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation and shall vote together with the Common Stock with respect to any question upon which holders of Common Stock have the right to vote, except (i) holders of Series C Preferred Stock as a separate class shall be entitled to elect one (1) member of the Board of Directors of the Corporation ) (but only if Daniel M. O’Donnell is not then serving in the position of director of the Company or its Chief Executive Officer), (ii) as provided in Section 6 hereof and (iii) as required by the FBCA or any other law.”

FOURTH: Subparagraph (f) of paragraph 6, with respect to Protective Provisions, is hereby deleted in its entirety.

FIFTH: The amendments were adopted by the Board of Directors as of December 23, 2008 without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of January 8, 2009.

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell
President and Chief Executive Officer

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